The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated December 6, 2010

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$ Upside Participation Reverse Convertible Notes due July 13, 2011 Linked to the Performance of iShares® Russell 2000 Index Fund Global Medium-Term Notes, Series A, No. E-6211

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	December 8, 2010

Issue Date:	December 13, 2010

Final Valuation Date:	July 8, 2011*

Maturity Date:	July 13, 2011** (resulting in a term to maturity of approximately 7 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iShares® Russell 2000 Index Fund (the “ETF”) (Bloomberg ticker symbol “IWM UP <Equity>”)

Maximum Return:	11.55%

Protection Price:	[—] (80.00% of the Initial Price, rounded to the nearest one cent as appropriate.)

Upside Leverage Factor:	3.00

Payment at Maturity:

If the final price is equal to or greater than the initial price, you will receive a cash payment equal to (1) the principal amount of your Notes plus (2) the principal amount of your Notes times the lesser of (a) the maximum return and (b) the product of the reference asset return multiplied by the upside leverage factor. Accordingly, if the reference asset return is equal to or greater than 0.00%, your payment per $1,000 principal amount Note will be calculated by the calculation agent as follows, subject to the maximum return:

$1,000 + [$1,000 × (Reference Asset Return × Upside Leverage Factor)]

If the final price is less than the initial price, you will receive the principal amount of your Notes at maturity unless the closing price of the ETF on any day between the initial valuation date and the final valuation date, inclusive, is below the protection price.

If the final price is less than the initial price AND the closing price of the ETF on any day between the initial valuation date and the final valuation date, inclusive, is below the protection price, you will receive, at our election, either (a) the Physical Delivery Amount (plus a cash amount equal to the fractional shares multiplied by the final price) or (b) a cash amount equal to the principal amount of your Notes reduced by an amount reflecting the percentage decrease in the closing price of the ETF from the initial valuation date to the final valuation date, calculated per $1,000 principal amount Note by the calculation agent as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

If the final price is less than the initial price AND the closing price of the ETF on any day between the initial valuation date and the final valuation date, inclusive, is below the protection price, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below 0%. You may lose substantially all of your initial investment by investing in the Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Physical Delivery Amount:

The principal amount of your Notes divided by the initial price of the ETF, as calculated by the calculation agent and expressed in the number of whole shares of the ETF (rounded down to the nearest integer).

The Physical Delivery Amount, the initial price of the ETF and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

For more information relating to the Physical Delivery Amount, see “Selected Purchase Considerations—Physical Delivery Amount” below.

Reference Asset Return:	The performance of the ETF from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	[—], the closing price of the ETF on the initial valuation date.

Final Price:	The closing price of the ETF on the final valuation date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PW93 and US06740PW932

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the Notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The hypothetical total returns set forth below do not take into account any tax consequences of investing in the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming the following:

Initial Price: $75.90

Protection Price: $60.72 (80.00% of the initial price of the ETF, rounded to the nearest one cent as appropriate)

Maximum Return: 11.55%

Upside Leverage Factor: 3.00

PPS–2

Final Price of the ETF	Reference Asset Return	Total Payment at Maturity		Total Return on Notes
		Closing Price is Below Protection Price on any Day between Initial Valuation Date and Final Valuation Date, Inclusive	Closing Price Always At or Above Protection Price from Initial Valuation Date to Final Valuation Date, Inclusive	Closing Price is Below Protection Price on any Day between Initial Valuation Date and Final Valuation Date, Inclusive	Closing Price Always At or Above Protection Price from Initial Valuation Date to Final Valuation Date, Inclusive
$151.80	100.00%	$1,115.50	$1,115.50	11.55%	11.55%
$144.21	90.00%	$1,115.50	$1,115.50	11.55%	11.55%
$136.62	80.00%	$1,115.50	$1,115.50	11.55%	11.55%
$129.03	70.00%	$1,115.50	$1,115.50	11.55%	11.55%
$121.44	60.00%	$1,115.50	$1,115.50	11.55%	11.55%
$113.85	50.00%	$1,115.50	$1,115.50	11.55%	11.55%
$106.26	40.00%	$1,115.50	$1,115.50	11.55%	11.55%
$98.67	30.00%	$1,115.50	$1,115.50	11.55%	11.55%
$91.08	20.00%	$1,115.50	$1,115.50	11.55%	11.55%
$83.49	10.00%	$1,115.50	$1,115.50	11.55%	11.55%
$79.70	5.00%	$1,115.50	$1,115.50	11.55%	11.55%
$78.82	3.85%	$1,115.50	$1,115.50	11.55%	11.55%
$78.18	3.00%	$1,090.00	$1,090.00	9.000%	9.000%
$75.90	0.00%	$1,000.00	$1,000.00	0.000%	0.000%
$72.11	-5.00%	$950.00	$1,000.00	-5.000%	0.000%
$68.31	-10.00%	$900.00	$1,000.00	-10.000%	0.000%
$64.52	-15.00%	$850.00	$1,000.00	-15.000%	0.000%
$60.72	-20.00%	$800.00	$1,000.00	-20.000%	0.000%
$53.13	-30.00%	$700.00	N/A	-30.000%	N/A
$45.54	-40.00%	$600.00	N/A	-40.000%	N/A
$37.95	-50.00%	$500.00	N/A	-50.000%	N/A
$30.36	-60.00%	$400.00	N/A	-60.000%	N/A
$22.77	-70.00%	$300.00	N/A	-70.000%	N/A
$15.18	-80.00%	$200.00	N/A	-80.000%	N/A
$7.59	-90.00%	$100.00	N/A	-90.000%	N/A
$0.00	-100.00%	$0.00	N/A	-100.000%	N/A

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the ETF increases from an initial price of $75.90 to a final price of $83.49.

Because the reference asset return of 10% multiplied by the upside leverage factor exceeds the maximum return of 11.55%, the investor receives a payment at maturity of $1,115.50 per $1,000.00 principal amount Note calculated as follows:

$1,000.00 + ($1,000.00 × 11.55%) = $1,115.50

The total return is 11.55%

Example 2: The closing price of the ETF increases from an initial price of $75.90 to a final price of $78.18.

Because the reference asset return of 3% multiplied by the upside leverage factor does not exceed the maximum return of 11.55%, the investor receives a payment at maturity of $1,090.00 per $1,000.00 principal amount Note calculated as follows:

$1,000.00 + ($1,000.00 × 3% × 3.00) = $1,090.00

The total return is 9.00%

PPS–3

Example 3: The closing price of the ETF decreases from an initial price of $75.90 to a final price of $53.13, and the closing price of the ETF was below the protection price on one or more days between the initial valuation date and the final valuation date, inclusive.

Because the final price of $53.13 is less than the initial price of $75.90 and the closing price of the ETF was below the protection price on one or more days between the initial valuation date and the final valuation date, inclusive, the investor will receive, at our election, either a payment at maturity of $700.00 per $1,000.00 principal amount Note calculated as follows:

$1,000.00 + [$1,000.00 × (-30%)] = $700.00

Or the Physical Delivery Amount plus an cash payment equal to the fractional shares multiplied by the final price, calculated as follows or the Physical Delivery Amount plus an cash payment equal to the fractional shares multiplied by the final price, calculated as follows:

Physical Delivery Amount = $1,000/$75.90= 13 shares of the reference asset

Cash for fractional shares = $53.13 × 0.175231 fractional shares = $9.31.

Example 4: The closing price of the ETF decreases from an initial price of $75.90 to a final price of $68.31, but the closing price of the ETF never falls below the protection price between the initial valuation date and the final valuation date, inclusive.

Because the closing price of the ETF never falls below the protection price between the initial valuation date and the final valuation date, inclusive, even though the final price of $68.31 is less than the initial price of $75.90, the investor will receive a payment at maturity of $1,000.00 per $1,000.00 principal amount Note.

The total return is 0.00%

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns to the extent the closing price of the ETF on the final valuation date is equal to or greater than the initial price. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Conditional Protection Against Loss—If the final price of the ETF is less than the initial price, you will receive the principal amount of your Notes only if the closing price of the ETF never falls below the protection price from the initial valuation date to the final valuation, inclusive. You may receive less, and possibly significantly less, than the amount you invest. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Physical Delivery Amount—If the closing price of the ETF declines from the initial price to the final price and the closing price of the ETF was below the protection price on one or more days between the initial valuation date and the final valuation date, inclusive, you may receive on the maturity date, at our election, either (1) the Physical Delivery Amount representing the number of whole shares that, when multiplied by the initial price, together with a cash amount equal to the fractional shares multiplied by the final price, is equal to the principal amount of your Notes, or (ii) a cash amount equal to the principal amount of your Notes reduced by an amount reflecting the percentage decrease in the closing price of the ETF from the initial valuation date to the final valuation date. If you receive shares of the ETF at maturity, the market value of the shares of the ETF you receive at maturity may be substantially less than the market value of the shares determined on the final valuation date. The Physical Delivery Amount, the initial price of the ETF and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid executory contract with respect to the ETF. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or cash-settlement upon maturity of your Notes in an

PPS–4

amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Because the term of your Notes will not exceed one year, any gain or loss you recognize upon the sale or maturity of your Notes should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

If you receive the Physical Delivery Amount upon the maturity of your Notes, it is not clear whether the receipt of the shares of the ETF should be treated as (i) a taxable settlement of the Notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the Notes. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares upon the maturity of your Notes. If the receipt of the shares is treated as a taxable settlement of the Notes followed by a purchase of the shares, you should (i) recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares you receive at such time and your tax basis in the Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares upon the maturity of your Notes is treated as a tax-free purchase of the shares, (i) the receipt of shares upon maturity of your Notes should not give rise to the current recognition of gain or loss at such time, and (ii) you should take a carryover basis in such shares equal to the basis you had in your Notes (determined as described below). In general, your tax basis in your Notes will be equal to the price you paid for the Notes. Your holding period in the shares you receive upon the maturity of your Notes will begin on the date that you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to these and other possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

PPS–5

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the ETF and will depend on whether, and the extent to which, the reference asset return is positive or negative and whether the closing price of the ETF on any day from the initial valuation date to the final valuation date, inclusive, falls below the protection price. Your investment will be fully exposed to any decline of the closing price of the ETF from the initial valuation date to the final valuation date if the closing price of the ETF on any day from the initial valuation date to the final valuation date, inclusive, falls below the protection price. You may lose 1% of the principal amount of your Notes for every 1% that the reference asset return falls below 0%.

•

Your Maximum Gain on the Notes Is Limited—If the reference asset return multiplied by the upside leverage factor is greater than 11.55%, for each $1,000 principal amount Note, you will receive at maturity, in addition to the principal amount of your Notes, a cash amount equal to the principal amount of your Notes multiplied by the maximum return of 11.55% instead of the reference asset return times the upside leverage factor. Thus your total return on the Notes will never exceed 11.55%.

•

Physical Settlement May Expose Your Payment at Maturity to Market Risks—Because the payment at maturity will ordinarily be determined prior to the maturity date, if the Notes are physically settled with shares of the ETF at maturity, the effect will be that the value of the share of the ETF and any other equity securities and cash that you receive at maturity may, as a result of fluctuations in the value of these securities during the period between the final valuation date and the maturity date, be more or less than the amount you would have received had the notes not been physically settled. Consequently, it is possible that the aggregate value of the securities and cash that you receive at maturity may be less than the amount you would have received had there not been physical settlement.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive any interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

PPS–6

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the Russell 2000 Index (the “Underlying Index”), and the ETF may hold securities not included in the Underlying Index. The value of the ETF is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the Underlying Index—The performance of the iShares® Russell 2000 Index Fund may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the iShares® Russell 2000 Index Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the iShares® Russell 2000 Index Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® Russell 2000 Index Fund, differences in trading hours between the iShares® Russell 2000 Index Fund and the Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the iShares® Russell 2000 Index Fund and not to the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the ETF are denominated;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION RELATING TO THE ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

PPS–7

As investment advisor, BFA provides investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgements and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

iShares is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Description of the ETF

According to publicly available information, iShares® Russell 2000 Index Fund (the “ETF”) is an exchange-traded fund. Shares of the ETF are listed for trading at market prices on NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Index (the “Underlying Index”).

The Underlying Index measures the performance of the small capitalization sector of the U.S. equity market. The Underlying Index includes issuers representing approximately 8% of the total market capitalization of all publicly traded U.S. equity securities.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 0333-92935 and 811-09729, respectively.

Historical Information

The following graph sets forth the historical performance of the ETF based on the daily closing prices from July 20, 2007 through December 2, 2010. The ETF closing price on December 2, 2010 was $75.90.

We obtained the historical trading price information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the ETF closing price on the final valuation date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS–8

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–9